UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ) *





                                DSET CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   262504-20-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                JANUARY 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /      Rule 13d-1(b)
/X/      Rule 13d-1(c)
/ /      Rule 13d-1(d)

----------------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     Page 1
                                  of 10 Pages

CUSIP NO. 262504-20-2                                        Page 2 of 10 Pages

--------------------------------------------------------------------------------
   1.  Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only)

       SGM CAPITAL LIMITED, GFT DIRECTORS LIMITED, FINISTERE DIRECTORS
       ------------------------------------------------------------------------
       LIMITED AND FINISTERE SECRETARIES LIMITED. NO IRS IDENTIFICATION NUMBERS.
       ------------------------------------------------------------------------
--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)
           --------------------------------------------------------------------

       (b)                X
           --------------------------------------------------------------------
--------------------------------------------------------------------------------

   3.  SEC Use Only
--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization    BRITISH VIRGIN ISLANDS
                                              ---------------------------------
--------------------------------------------------------------------------------

   5.  Sole Voting Power                         742,521
                         -------------------------------------------------------
    Number of
    Shares                6.   Shared Voting Power              N/A
    Beneficially                                  --------------------------
    Owned by             -------------------------------------------------------
    Each
    Reporting             7.   Sole Dispositive Power        742,521
    Person With                                      -----------------------
                         -------------------------------------------------------

                          8.   Shared Dispositive Power         N/A
                                                       ---------------------
--------------------------------------------------------------------------------

   9.    Aggregate Amount Beneficially Owned by Each Reporting Person 742,521
                                                                      ----------
--------------------------------------------------------------------------------

  10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions):                                 / /
--------------------------------------------------------------------------------

  11.    Percent of Class Represented by Amount in Row (9)   14.3%
                                                           ----------
--------------------------------------------------------------------------------

  12.    Type of Reporting Person (See Instructions)   CO AND IV
                                                     ---------------
--------------------------------------------------------------------------------

CUSIP NO. 262504-20-2                                       Page 3 of 10 Pages


 ITEM 1(a).       Name of Issuer:

                  DSET Corporation, a New Jersey corporation



 ITEM 1(b).       Address of Issuer's Principal Executive Offices:

                  1160 US Highway 22 East, Bridgewater, New Jersey 08807



 ITEM 2(a).       Name of Person Filing:

                  SGM Capital Limited, GFT Directors Limited, Finistere Directors Limited and Finistere Secretaries Limited.



 ITEM 2(b).       Address of Principal Business Office or, if None, Residence:

                  Guiness Flight House, P.O. Box 290, Guernsey, Channel Islands, GY1 3RP, United Kingdom



 ITEM 2(c).       Citizenship or Place of Organization:

                  British Virgin Islands



 ITEM 2(d).       Title of Class of Securities:

                  Common Stock, no par value



 ITEM 2(e).       CUSIP Number:

                  262504-20-2



 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.



 ITEM 4.      OWNERSHIP.

              (a)   Amount beneficially owned:  742,251 shares

              (b)   Percent of class:  14.3%

              (c)   Number of shares as to which the person has:

                    (i)    sole power to vote or direct the vote:

                           742,521 shares

                    (ii)   shared power to vote or to direct the vote:

                           Not Applicable

                    (iii) sole power to dispose or to direct the disposition of:

                           742,521 shares

                    (iv) shared power to dispose or to direct the disposition of:

                           Not Applicable

CUSIP NO. 262504-20-2                                       Page 4 of 10 Pages


 ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.


 ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.


 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.


 ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             GFT Directors Limited and Finistere Directors Limited are the Corporate Directors of SGM Capital Limited. Finistere Secretaries Limited is the Company Secretary of SGM Capital Limited. See Exhibit A attached hereto.


 ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.


 ITEM 10.    CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 262504-20-2                                       Page 5 of 10 Pages



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   April 2, 2002
                                     SGM CAPITAL LIMITED

                                     By:  GFT Directors Limited,
                                              as Corporate Director

                                          By: /s/ Ciara Pauline Fair
                                             -------------------------------
                                                  Ciara Pauline Fair
                                                  Authorized Signatory

                                          By: /s/ Mort Mirghavameddin
                                             -------------------------------
                                                  Mort Mirghavameddin
                                                  Authorized Signatory

                                     By:  Finistere Directors Limited,
                                              as Corporate Director

                                          By: /s/ Ciara Pauline Fair
                                             -------------------------------
                                                  Ciara Pauline Fair
                                                  Authorized Signatory

                                          By: /s/ Mort Mirghavameddin
                                             -------------------------------
                                                  Mort Mirghavameddin
                                                  Authorized Signatory

                                     GFT DIRECTORS LIMITED

                                     By: /s/ Ciara Pauline Fair
                                        -------------------------------
                                             Ciara Pauline Fair
                                             Authorized Signatory

                                     By: /s/ Mort Mirghavameddin
                                        -------------------------------
                                             Mort Mirghavameddin
                                             Authorized Signatory


                                     FINISTERE DIRECTORS LIMITED

                                     By: /s/ Ciara Pauline Fair
                                        -------------------------------
                                             Ciara Pauline Fair
                                             Authorized Signatory

                                     By: /s/ Mort Mirghavameddin
                                        -------------------------------
                                             Mort Mirghavameddin
                                             Authorized Signatory

                                     FINISTERE SECRETARIES LIMITED

                                     By: /s/ Ciara Pauline Fair
                                        -------------------------------
                                             Ciara Pauline Fair
                                             Authorized Signatory

                                     By: /s/ Mort Mirghavameddin
                                        -------------------------------
                                             Mort Mirghavameddin
                                             Authorized Signatory

CUSIP NO. 262504-20-2                                      Page 6 of 10 Pages

                                    EXHIBIT A
                                    ---------

                              GFT DIRECTORS LIMITED
                              ---------------------

                         LIST OF AUTHORISED SIGNATORIES
                         ------------------------------
                        WITH EFFECT FROM 8TH JANUARY 2002
                        ---------------------------------



Keith Hamilton Turberville
Director/Secretary                         /s/ Keith Hamilton Turberville
                                           ------------------------------------

Deborah Jayne Smeed
Director/Assistant Secretary               /s/ Deborah Jayne Smeed
                                           ------------------------------------

Ian Burns
Director                                   /s/ Ian Burns
                                           ------------------------------------

Mort Mirghavameddin
Director                                   /s/ Mort Mirghavameddin
                                           ------------------------------------

Charles William Ronald Cooper
Director                                   /s/ Charles William Ronald Cooper
                                           ------------------------------------

Lisa-Jayne Vizia
Director                                   /s/ Lisa-Jayne Vizia
                                           ------------------------------------

Ciara Pauline Fair
Director                                   /s/ Ciara Pauline Fair
                                           ------------------------------------

Andre Paul De La Mare
Director                                   /s/ Andre Paul De La Mare
                                           ------------------------------------




/s/ Ciara Pauline Fair                     /s/ Deborah Jayne Smeed
----------------------------               ------------------------------------
Director                                   Director

CUSIP NO. 262504-20-2                                      Page 7 of 10 Pages


                           FINISTERE DIRECTORS LIMITED
                           ---------------------------

                         LIST OF AUTHORISED SIGNATORIES
                         ------------------------------
                        WITH EFFECT FROM 8TH JANUARY 2002
                        ---------------------------------



Keith Hamilton Turberville
Director/Secretary                         /s/ Keith Hamilton Turberville
                                           ------------------------------------

Deborah Jayne Smeed
Director/Assistant Secretary               /s/ Deborah Jayne Smeed
                                           ------------------------------------

Ian Burns
Director                                   /s/ Ian Burns
                                           ------------------------------------

Mort Mirghavameddin
Director                                   /s/ Mort Mirghavameddin
                                           ------------------------------------

Lisa-Jayne Vizia
Director                                   /s/ Lisa-jayne Vizia
                                           ------------------------------------

Ciara Pauline Fair
Director                                   /s/ Ciara Pauline Fair
                                           ------------------------------------

Andre Paul De La Mare
Director                                   /s/ Andre Paul De La Mare
                                           ------------------------------------




/s/ Ciara Pauline Fair                     /s/ Deborah Jayne Smeed
--------------------------                 ------------------------------------
Director                                   Director

CUSIP NO. 262504-20-2                                      Page 8 of 10 Pages


                          FINISTERE SECRETARIES LIMITED
                          -----------------------------

                         LIST OF AUTHORISED SIGNATORIES
                         ------------------------------
                      WITH EFFECT FROM 25TH SEPTEMBER 2001
                      ------------------------------------


GROUP A

Mort Mirghavameddin
Authorised Signatory                       /s/ Mort Mirghavameddin
                                           ------------------------------------

Keith Hamilton Turberville
Authorised Signatory                       /s/ Keith Hamilton Turberville
                                           ------------------------------------

Deborah Jayne Smeed
Authorised Signatory                       /s/ Deborah Jayne Smeed
                                           ------------------------------------

Lisa-Jayne Vizia
Authorised Signatory                       /s/ Lisa-Jayne Vizia
                                           ------------------------------------

David Neil Stephenson
Authorised Signatory                       /s/ David Neil Stephenson
                                           ------------------------------------

Stephen Henry
Authorised Signatory                       /s/ Stephen Henry
                                           ------------------------------------

Ciara Pauline Fair
Director                                   /s/ Ciara Pauline Fair
                                           ------------------------------------

CUSIP NO. 262504-20-2                                      Page 9 of 10 Pages



GROUP B

Andre Paul De La Mare
Authorised Signatory                       /s/ Andre Paul De La Mare
                                           ------------------------------------

Philip James Radford
Authorised Signatory                       /s/ Philip James Radford
                                           ------------------------------------

Johanna Elizabeth Hemans
Authorised Signatory                       /s/ Johanna Elizabeth Hemans
                                           ------------------------------------


/s/ Keith Hamilton Turberville             /s/ Lisa-Jayne Vizia
-------------------------------            ------------------------------------
Director                                   Director

CUSIP NO. 262504-20-2                                      Page 10 of 10 Pages



                          FINISTERE SECRETARIES LIMITED
                          -----------------------------

                         ADDITIONAL AUTHORISED SIGNATORY
                         -------------------------------
                       WITH EFFECT FROM 12TH NOVEMBER 2001
                       -----------------------------------


GROUP A

Ian Burns
Director                                   /s/ Ian Burns
                                           ------------------------------------